UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2008

TERADATA CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33458	75-3236470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2835 Miami Village Drive, Miamisburg, Ohio	45342
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (937) 242-4800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Effective as of December 2, 2008, options to purchase common stock of Teradata Corporation (“Teradata” or the “Company”) were granted to the Company’s executive officers. These options were granted in connection with the Company’s annual long-term incentive equity program approved by the Compensation and Human Resource Committee (the “Committee”) of the Teradata Board of Directors (the “Board”). Specifically, at its meeting on December 1, 2008, the Committee granted options to purchase Teradata common stock (“Options”) to the Company’s executive officers, excluding the Chief Executive Officer (“CEO”). Subsequently, at a meeting of the Board on December 2, 2008, in consultation with the Committee, the independent members of the Board granted Options to the CEO. The Options were granted pursuant to the terms of the Teradata Corporation 2007 Stock Incentive Plan, as amended.

Item 5.03	Amendments to Articles of Incorporation and Bylaws; Change in Fiscal Year.

On and effective December 2, 2008, the Board approved the Second Amended and Restated By-Laws of the Company (the “Amended By-Laws”). Among the changes to the By-Laws, the Board:

•	Amended Article II, Section 10 to clarify that stockholders may “examine” rather than “inspect” the Company’s stocklist during an annual meeting of stockholders.

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Amended Article II, Section 15 to (i) clarify that a stockholder who intends to present a business proposal (other than a proposal submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934) for stockholder approval at an annual meeting of stockholders must comply with the submission deadline and other requirements of Section 15; and (ii) add a requirement that the stockholder and beneficial owner (if any) wishing to present a business proposal provide certain disclosures on whether he or she intends to solicit proxies in favor of such proposal.

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Amended Article II, Section 16 to (i) clarify that a stockholder who intends to present a nominee for director election at an annual meeting of stockholders must comply with the submission deadline and other requirements of Section 16; and (ii) add a requirement that the stockholder and beneficial owner (if any) proposing a nominee provide certain disclosures on whether he or she intends to solicit proxies in favor of such nominee.

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Amended Article II, Sections 15 and 16 to supplement the requirements a stockholder must satisfy to present a business proposal (in the case of Section 15) or to present a nominee for director election (in the case of Section 16) at a stockholder meeting. Among other changes, these amendments (i) require a stockholder to disclose certain types of rights, interests and securities that are owned by the stockholder or the beneficial owner on whose behalf the stockholder is making a proposal or director nomination, including (among other items) any derivative instrument that allow such person to profit from a change in the Company’s stock value, any agreement or arrangement that enables such person to vote shares of Company stock, any short interest in the Company’s securities and any right to dividends payable on shares of Company stock; and (ii) require the stockholder and beneficial owner (if any) to update this ownership information as of the record date for the stockholder meeting.

•	Amended Article IV, Section 6 to clarify that the Chief Executive Officer’s managerial power is subject to the control of the Board of Directors.

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Amended Article VIII, Section 4 to specify that, if a present or former director or officer brings an action against the Company to obtain indemnification for expenses or losses incurred as a result of his or her service to the Company, then the Company must bear the burden of proving that the director or officer is not entitled to indemnification in such action.

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Amended Article VIII, Section 5 to provide that (i) a present or former director or officer may bring an action against the Company in the Delaware Court of Chancery to obtain an advancement of litigation expenses in a suit brought against such person if the Company has not paid such expenses within sixty days of a request for advancement; (ii) the Company bears the burden of proving such person is not entitled to advancement; (iii) the Company must indemnify such person for expenses incurred in the suit against the Company if such person successfully obtains advancement; and (iv) the Company may bring suit to recover expenses that are advanced to a present or former director or officer if the Company successfully carries the burden of establishing that such person is not entitled to be indemnified for those expenses under the By-Laws.

This summary should be read in conjunction with, and is qualified in its entirety by, the Amended By-Laws, a copy of which is attached as Exhibit 3.2 hereto and incorporated herein by reference.

Item 8.01	Other Events.

On and effective December 2, 2008, the Board also approved the Amended and Restated Teradata Corporation Board of Directors Corporate Governance Guidelines (the “Amended Guidelines”). Among the changes, the Board amended the Guidelines to set forth a process by which a stockholder may recommend a candidate for nomination by the Board, to set forth the Board’s policy with respect to obtaining and considering offers of resignation from directors who are not re-elected to the Board in uncontested director elections by the majority stockholder vote required by the Company’s By-Laws and to enact certain other changes to the provisions that appear in Items 3, 7-12, 14, 18-19, 21, 23, 25-26, 28-29, 32, 34-36 and 39 and Exhibit A of the Amended Guidelines. The foregoing summary should be read in conjunction with, and is qualified in its entirety by reference to, the Amended Guidelines, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The Amended Guidelines are also available at http://www.teradata.com/t/page/172901/index.html.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

3.2	Amended and Restated By-Laws of Teradata Corporation.

99.1	Amended and Restated Teradata Corporation Board of Directors Corporate Governance Guidelines

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERADATA CORPORATION

By:	/s/ Laura K. Nyquist
Laura K. Nyquist
General Counsel and Secretary

Date: December 8, 2008

EXHIBIT INDEX

Exhibit No.	Description
3.2	Amended and Restated By-Laws of Teradata Corporation.

99.1	Amended and Restated Teradata Corporation Board of Directors Corporate Governance Guidelines